UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
March 14, 2007
Date of Report (Date of earliest event reported)
SOVEREIGN BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	1-16581 (Commission File Number)	23-2453088 (IRS Employer Ident. No.)

1500 Market Street, Philadelphia, Pennsylvania (Address of principal executive offices)	19102 (Zip Code)
(215) 557-4630
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On March 14, 2007, in connection with the previously announced appointment on January 17, 2007 of Joseph P. Campanelli as President and Chief Executive Officer of Sovereign Bancorp, Inc. (“Sovereign”) and Sovereign Bank (the “Bank”), Sovereign and Mr. Campanelli entered into an Employment Agreement, dated as of January 16, 2007 (the “Employment Agreement”), the significant terms of which are summarized below:
•	Term. The Employment Agreement is for an initial three-year term and renews annually for a term ending three years from each annual anniversary date.

•	Salary. Mr. Campanelli’s annual salary under the Employment Agreement is $850,000, subject to possible increase by Sovereign from time to time during the term of the Agreement.

•	Annual Bonus. Mr. Campanelli is eligible to receive an annual bonus of a target of 133% of base salary contingent upon the achievement of annual performance objectives established by Sovereign’s board of directors in consultation with Mr. Campanelli. To the extent that Mr. Campanelli’s employment is terminated after September 30 of a calendar year but prior to the end of such calendar year and Sovereign’s board of directors determines in good faith that Sovereign will achieve the annual performance objectives for payment of the annual bonus for such year, Mr. Campanelli will receive the target bonus for such year prorated to the date of termination. The annual bonus will be payable, one-third in cash and two-thirds in Sovereign common stock. Sovereign may also pay such other bonuses as Sovereign’s board of directors, in its sole discretion, deems appropriate.

•	Long-Term Incentive Grant. The Employment Agreement provides that Mr. Campanelli will receive a long-term incentive grant of restricted stock equal to 78,771 shares of Sovereign common stock for the five year-period 2007-2012. The specific terms of the award (including reasonable performance goals and provisions for cliff vesting on the fifth anniversary of the grant date, subject to acceleration of vesting under certain circumstances) will be determined by Sovereign’s board of directors and such performance goals will be consistent with terms applicable to other executive officers. This grant is in addition to the previously disclosed restricted stock award grant of 51,932 shares of Sovereign common stock for the three-year period 2007-2009.

•	Special Bonus Provision. As previously disclosed in connection with Mr. Campanelli’s prior interim appointment, in the event that Mr. Campanelli’s employment continues to or beyond October 9, 2007, he will be paid a lump-sum amount of $1,250,000 in cash. He will also receive this payment if his employment is terminated prior to October 9, 2007 by Sovereign for any reason other than for Cause (as defined in the Employment Agreement) or by Mr. Campanelli prior to October 9, 2007 for Constructive Discharge (as defined in the Employment Agreement and summarized below).
•	Enhanced Executive Retirement Plan Participation. Mr. Campanelli currently participates in Sovereign’s Enhanced Executive Retirement Plan (“EERP”). The Employment Agreement provides for certain increased levels of payment and vesting under the EERP for Mr. Campanelli, depending on the circumstances surrounding his termination of employment, from 35% of average compensation determined under the EERP up to a maximum of 45% of average compensation determined under the EERP. If Mr. Campanelli’s employment terminates following a Change in Control (as defined in the Employment Agreement and summarized below) for any reason other than Cause, he will be automatically vested in his EERP benefit at 45% of average compensation determined under the EERP.

•	Certain Termination Benefits prior to a Change in Control. Mr. Campanelli may voluntarily terminate his employment for Constructive Discharge whether before or following a Change in Control. In the event that Mr. Campanelli terminates his employment for Constructive Discharge prior to a Change in Control, he will generally receive two times the sum of (A) his annual base salary as of the date of termination (or for either of the two prior years, if higher) plus (B) one-half the sum of his actual bonus for the year prior to termination and the target bonus (calculated at 133% of base salary) for the year of termination. In the event that Sovereign terminates Mr. Campanelli’s employment other than for Cause or disability prior to a Change in Control, he will generally receive a lump-sum payment equal to the greater of (A) the amount set forth in the preceding sentence (relating to a termination for Constructive Discharge prior to a Change in Control) or (B) his continued base salary and bonus compensation for the then remaining term of the Employment Agreement. In the event that Mr. Campanelli terminates his employment for Constructive Discharge prior to a Change in Control, or Sovereign terminates Mr. Campanelli’s employment other than for Cause of disability prior to a Change in Control, he will also receive for a period of two years (in the case of Constructive Discharge) or the longer of two years or the remaining term of the Employment Agreement (in the event of involuntary termination) continuation of all life, disability, medical insurance and other normal welfare benefits in effect for him during the two years prior to termination and generally vest in all retirement, insurance, incentive, compensation and other benefit plans of Sovereign and the Bank in which he is a participant.
•	Certain Termination Benefits After a Change in Control. In the event that Mr. Campanelli terminates his employment for Constructive Discharge following a Change in Control or Sovereign terminates Mr. Campanelli’s employment other than for Cause or disability following a Change in Control, he will generally receive three times the sum of (A) his annual base salary as of the date of termination (or for either of the two prior years, if higher) plus (B) one-half the sum of his actual bonus for the year prior to termination and the target bonus (calculated at 133% of base salary) for the year of termination. He will also receive for a period of three years continuation of all life, disability, medical insurance and other normal welfare benefits in effect for him during the two years prior to termination and generally vest in all retirement, insurance, incentive, compensation and other benefit plans of Sovereign and the Bank in which he is a participant.

•	Gross-Up for Certain Tax Payments. In the event that any amounts and benefits payable to Mr. Campanelli under any provision of the Employment Agreement, when added to other amounts and benefits which may become payable to him by Sovereign or any of its affiliates, are such that he becomes subject to the excise tax provisions of Section 4999 of the Internal Revenue Code of 1986, Sovereign will pay him such additional amount or amounts as will result in his retention (after the payment of all federal, state and local excise, employment and income taxes on such payments and the value of such benefits) of a net amount equal to the net amount he would have retained had the initially calculated payments and benefits been subject only to income and employment taxation.

•	Covenant not to Compete or Solicit. In the event that Mr. Campanelli voluntarily leaves employment during the term of the Employment Agreement, he has agreed that, for a period of twelve months following his termination of employment, he will not work directly or indirectly for or on behalf of another bank that offers products or services similar or equivalent to those offered by the Bank in the geographic area in which Sovereign or its affiliates, including the Bank, conduct business at the date of termination of employment. Mr. Campanelli also agreed that he will not solicit customers or employees during the twelve-month period.

•	For purposes of the Employment Agreement, the term “Change in Control” is generally defined in the same manner as for Sovereign’s other employee benefit plans and compensatory agreements. The definition includes (i) the acquisition by any person or group of beneficial ownership Sovereign securities representing 19.9% or more of Sovereign’s total voting power (except for certain acquisitions by Banco Santaner Central Hispano, S.A. in accordance with the Investment Agreement, dated as of October 24, 2005, as amended), (ii) a contested proxy solicitation that results in the contesting party obtaining the ability to vote securities representing 19.9% or more of Sovereign’s combined total voting power, (iii) the approval by shareholders of Sovereign of a merger, consolidation or other reorganization in which Sovereign would not be the surviving entity, and (iv) a triggering event under Sovereign’s shareholder rights plan.
•	For purposes of the Employment Agreement, the term “Constructive Discharge” is generally defined as (i) a reduction in title, a change in reporting structure such that Mr. Campanelli no longer reports directly to Sovereign’s board of directors, or a material reduction in responsibilities or authority, (ii) any relocation which requires Mr. Campanelli to move his personal residence From the Boston metropolitan area, (iii) a reduction in Mr. Campanelli’s base salary or any reduction in bonus opportunities (prior to a Change in Control, only to the extent such reduction is not imposed on senior executive officers generally), (iv) exclusion from full participation in equity incentive plans or employee benefit programs to the extent such exclusion is not generally applicable to senior executive officers of Sovereign or the Bank, (v) a delivery of notice of nonrenewal of the Employment Agreement at any time following a Change in Control, and (vi) a material breach of the Employment Agreement by Sovereign.
     The foregoing description of the Employment Agreement is qualified in its entirety by a copy of the Employment Agreement, which is included as Exhibit 10.1 hereto.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits:
10.1	Agreement, effective as of January 16, 2007, between Sovereign Bancorp, Inc. and Joseph P. Campanelli.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOVEREIGN BANCORP, INC.
Dated: March 19, 2007	By:	/s/ Stacey V. Weikel
Stacey V. Weikel
Senior Vice President

EXHIBIT INDEX

Exhibit Number	Description
10.1	Agreement, effective as of January 16, 2007, between Sovereign Bancorp, Inc. and Joseph P. Campanelli

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